Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-172136, 333-172137, 333-187287, and 333-211902) on Form S-8 and the registration statement (No. 333-211901) on Form S-3 of MTS Systems Corporation of our report dated April 10, 2017, with respect to the consolidated balance sheets of MTS Systems Corporation as of October 1, 2016 and October 3, 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows and the related financial statement II for each of the fiscal years in the three-year period ended October 1, 2016, and the effectiveness of internal control over financial reporting as of October 1, 2016, which report appears in the October 1, 2016 annual report on Form 10-K of MTS Systems Corporation.
Our report dated April 10, 2017 on internal control over financial reporting as of October 1, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of October 1, 2016, PCB Group, Inc.’s internal control over financial reporting associated with total assets of $700 million, and total revenues of $44.5 million, included in the consolidated financial statements of MTS Systems Corporation and subsidiaries as of and for the year ended October 1, 2016. Our audit of internal control over financial reporting of MTS Systems Corporation also excluded an evaluation of the internal control over financial reporting of PCB Group, Inc.
Our report dated April 10, 2017, on the effectiveness of internal control over financial reporting as of October 1, 2016, expresses our opinion that MTS Systems Corporation did not maintain effective internal control over financial reporting as of October 1, 2016 because of the effects of the material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to ineffective processes and controls over adherence to the established Code of Conduct by employees involved with the business in China, which could have led to management override of internal control over financial reporting, and ineffective monitoring activities to ensure adherence with the Code of Conduct has been identified and included in management’s assessment.

/s/ KPMG LLP

Minneapolis, Minnesota
April 10, 2017